EXHIBIT 99.1

IMMEDIATE RELEASE

HARSCO NAMES NEW GROUP CEO FOR ITS
GLOBAL INFRASTRUCTURE BUSINESS

HARRISBURG, PA (July 13, 2010) . . . Worldwide industrial services and engineered products company Harsco Corporation (NYSE: HSC) announced today the appointment of Ivor Harrington as Executive Vice President and Group CEO of its global Harsco Infrastructure business group, effective immediately.  Mr. Harrington joins the Company’s senior leadership team at its worldwide headquarters in Camp Hill, PA, reporting to Harsco Chairman, President and CEO Salvatore D. Fazzolari.

As head of the Harsco Infrastructure business group, Mr. Harrington assumes responsibility for a global operating footprint that includes some 200 operating locations in nearly 40 countries and employs close to 7,000 people.  2009 revenues were approximately $1.2 billion.  Harsco Infrastructure is the world’s most complete global organization for highly engineered rental access, concrete forming, shoring and site support equipment and services to major infrastructure, industrial plant maintenance and construction projects.

Mr. Harrington joins Harsco from Fluor Corporation, one of the world’s largest providers of engineering, procurement and construction services, where he served most recently as the Senior Vice President and Chemicals Business Line Lead for an approximately $2 billion global business within Fluor’s energy and chemicals group.  Prior to that, he led the turnaround of Fluor’s manufacturing and life sciences business line and has held senior positions in global sales, marketing and strategic planning within Fluor’s operations maintenance and global services groups.  Mr. Harrington has also held senior project management and field engineering responsibilities in the construction of major new manufacturing and petrochemical facilities in Europe, Africa and the Middle East, supporting such leading industrial clients as General Motors, SABIC, and PepsiCo.  A native of the U.K., Mr. Harrington received a business studies degree with 1st Class honors from the University of Portsmouth.

Commenting on the appointment, Mr. Fazzolari said, “Following on to our executive management announcement last week, Ivor’s appointment completes one of the final key seats in building the next generation of Harsco leadership to take our business forward.  His broad global leadership credentials and first-hand experience driving sustainable turnarounds in business performance fit perfectly with our expectations for the Harsco Infrastructure group.”

Harsco Corporation provides essential services and products to major industries that are fundamental to worldwide economic growth, including infrastructure, metals, railways and energy.  Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index.  Additional information can be found at www.harsco.com.

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Investor Contact Eugene M. Truett 717.975.5677 etruett@harsco.com	Media Contact Kenneth D. Julian 717.730.3683 kjulian@harsco.com